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                                                                     Exhibit 3.1


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           PHILIP SERVICES CORPORATION

                   -------------------------------------------
                     Pursuant to Sections 242 and 245 of the
                        Delaware General Corporation Law
                   -------------------------------------------

     Philip Services Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (as in effect from time to time, the "DGCL"), does hereby certify as follows:

     (1) The name of the Corporation is Philip Services Corporation. The Corporation was originally incorporated under the name Philip Environmental (Delaware), Inc. The Corporation later changed its name to Philip Services (Delaware), Inc. and then to Philip Services Corporation. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on July 10, 1991.

     (2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

     (3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

                  (4) Upon the filing (the "Effective Time") of this Amended and Restated Certificate of Incorporation pursuant to the DGCL, and pursuant to the Confirmation Order,


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dated November 30, 1999, of the United States Bankruptcy Court for the District
of Delaware relating to the First Amended Joint Plan of Reorganization of Philip Services (Delaware), Inc., et al., each share of the Corporation's common stock, $1.00 par value per share, issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished.

     (5) The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

     FIRST: The name of the Corporation is

                           PHILIP SERVICES CORPORATION


     SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of Newcastle. The name of its registered agent in the State of Delaware at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the DGCL.

     FOURTH: (a) The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is one hundred million shares, of which ninety million (90,000,000) shares shall be designated Common Stock, par value $0.01 per share, and of which ten million (10,000,000) shares shall be designated Preferred Stock, par value $0.01 per share.

     (b) Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and, subject to paragraph (c) of this Article FOURTH, to fix by resolution or resolutions providing for the issue

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of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law. Except to the extent that the holders of issued and outstanding shares of Preferred Stock are entitled to vote, the entire voting power for the election of directors shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock held by them of record.

     (c) To the extent prohibited by Section 1123 of Title 11 of the United States Code (the "Bankruptcy Code"), the Corporation shall not issue non-voting equity securities; provided, however, that the foregoing (i) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123 is in effect and applicable to the Corporation, and (iii) may be amended or eliminated in accordance with applicable law as from time to time in effect.

     FIFTH: (a) The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of directors of the Corporation ("Directors") shall be fixed from time to time by, or in the manner provided in, the by-laws of the Corporation (the "By-Laws"). Election of Directors need not be by written ballot unless the By-Laws shall so provide.

     (b) The vote of the holders of two-thirds of the shares of capital stock of the Corporation, issued and outstanding and entitled to vote thereon, shall be necessary at any meeting of stockholders to amend this Certificate of Incorporation or the By-Laws to provide for the Board of Directors to be divided into classes, pursuant to Section 141(d) of the DGCL.


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     SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in this Certificate of Incorporation and the By-Laws.

     SEVENTH: (a) The affirmative vote of the holders of a majority of the Disinterested Stock (as hereinafter defined) entitled to vote in the election of Directors, considered for the purposes of this Article SEVENTH as one class, shall be required for the adoption or authorization of a Business Combination (as hereinafter defined) with any other Person (as hereinafter defined) if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, such other Person is the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, considered for the purposes of this Article SEVENTH as one class;

     (b) The provisions of this Article SEVENTH shall also apply to a Business Combination with any other Person which at any time has been the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, considered for the purpose of this Article SEVENTH as one class, notwithstanding the fact that such other Person has reduced its stockholdings below twenty percent (20%) if, as of the record date for the determination of shareholders entitled to notice of and to vote on the Business Combination, such other Person is an Affiliate (as hereinafter defined) of the Corporation.

     (c) Notwithstanding the foregoing, the voting requirements of the Disinterested Stock under this Article SEVENTH shall not be applicable to the adoption or authorization of a Business Combination if:


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          (i) The cash, or fair market value of other consideration, to be received per share by holders of shares of any class of capital stock of the Corporation in such Business Combination bears the same or a greater percentage relationship to the market price of such shares of capital stock immediately prior to the announcement of such Business Combination as the highest per share price (including brokerage commissions and/or soliciting dealers' fees) which such other Person has theretofore paid for any of such shares of capital stock already owned by it bears to the market price of such shares of capital stock immediately prior to the commencement of acquisition of such shares of capital stock by such other Person; or

          (ii) The cash, or fair market value or other consideration, to be received per share by holders of shares of any class of capital stock of the Corporation in such Business Combination is not less than the highest per share price (including brokerage commissions and/or soliciting dealers' fees) paid by such other Person in acquiring any of its holdings of such shares of capital stock.

     (d) As used in this Article SEVENTH,

          (i) `Affiliate' shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 2000;

          (ii) `Business Combination' shall include any merger or consolidation of the Corporation with or into any other corporation or the sale or disposition of all or substantially all of the assets of the Corporation to, or any sale or lease to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any assets of, any other Person;


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          (iii) `Disinterested Stock' shall mean the shares of capital stock of the Corporation entitled to vote for the election of directors which are not beneficially owned by a Person that is the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors or any other Person that is an Affiliate of such Person;

          (iv) `Person' shall include any corporation, person or other entity (other than the Corporation, any of its subsidiaries or a trustee holding stock for the benefit of employees of the Corporation or its subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements) and any other entity with which such Person or Affiliate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation in any transaction or series of transactions not involving a `public offering' of the Corporation's capital stock within the meaning of the Securities Act of 1933, as amended, together with the successors and assigns of such entities;

          (v) in the event that a particular Person has the right to acquire shares of capital stock of the Corporation, pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, such Person shall be deemed to be the beneficial owner of such shares; and

          (vi) the outstanding shares of any class of capital stock of the Corporation shall include shares deemed owned through application of clause (v) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise;


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     (e) A majority of the Directors shall have the power and duty to determine for the purposes of this Article SEVENTH on the basis of information known to them whether (i) a Person beneficially owns more than twenty percent (20%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of Directors, (ii) a Person is an Affiliate of another Person or
(iii) a Person has an agreement, arrangement or understanding with any another Person.

     (f) No amendment to this Certificate of Incorporation shall amend, alter, change or repeal any of the provisions of this Article SEVENTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of the holders of sixty-six and two thirds percent (66 2/3%) of all shares of capital stock of the Corporation entitled to vote in the election of Directors, considered for the purposes of this Article SEVENTH as one class.

     (g) Nothing contained in this Article SEVENTH shall be construed to relieve any other Person from any fiduciary obligation imposed by law.

     EIGHTH: (a) An approval by the holders of a majority of the Corporation's capital stock at a meeting and entitled to vote thereon shall be necessary for the Corporation to take any of the following actions:

     (1) Any issuance of capital stock of the Corporation that will result in a change of control of the Corporation;

     (2) any acquisition of the stock or assets of another company if:

          (i) any Director or officer or substantial stockholder of the Corporation has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be


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paid in the transaction or series of related transactions and the present or potential issuance of capital stock of the Corporation, or securities convertible into or exercisable for shares of capital stock of the Corporation, that could result in an increase in the outstanding capital stock or voting power of the Corporation of 5% or more; or

          (ii) any issuance or potential issuance of capital stock of the Corporation, or securities convertible into or exercisable for shares of capital stock of the Corporation, other than a public offering for cash, where:

               (A) the capital stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the capital stock or securities convertible into or exercisable for the capital stock; or

               (B) the number of shares of capital stock to be issued is or will be equal to or in excess of 20% of the number of shares of capital stock outstanding before the issuance of the capital stock; or

     (3) any transaction other than a public offering involving:

          (i) the sale or issuance by the Corporation of capital stock (or securities convertible into or exercisable for capital stock) at a price less than the greater of book or market value which, together with sales by Directors or officers or substantial stockholders of the Corporation, equals 20% or more of capital stock or 20% or more of the voting power outstanding before the issuance; or

          (ii) the sale or issuance by the Corporation of capital stock (or securities convertible into or exercisable for capital stock) equal to 20% or more of the capital stock


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     or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the capital stock.

     (b) Exceptions for the stockholder approval required in this Article EIGHTH may be made upon application to the Board of Directors when:

     (1) the delay in securing stockholder approval would seriously jeopardize the financial viability of the Corporation; and

     (2) reliance by the Corporation on this exception is expressly approved by the Audit Committee or a comparable body of the Board of Directors.

     In the event that the Corporation is relying on this exception, the Corporation must mail to all stockholders not later than ten days before issuance of the securities a letter alerting them to its omission to seek the stockholder approval that would otherwise be required and indicating that the Audit Committee or a comparable body of the Board of Directors has expressly approved the exception.

     (c) Only shares of capital stock actually issued and outstanding (excluding treasury shares or shares held by a subsidiary) are to be used in making any calculation provided for in this Article EIGHTH. Unissued shares of capital stock reserved for issuance upon conversion of securities or upon exercise of options or warrants will not be regarded as outstanding.

     (d) Voting power outstanding as used in this Article EIGHTH refers to the aggregate number of votes which may be cast by holders of those securities outstanding which entitle the holders thereof to vote generally on all matters submitted to the holders of capital stock of the Corporation for a vote.

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     (e) Any holder of more than either 5% of the number of shares of capital stock of the Corporation or 5% of the voting power outstanding of the Corporation shall be considered a substantial stockholder of the Corporation for purposes of this Article EIGHTH.

     NINTH: The Directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the DGCL.

     (a) A Director shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director except for those breaches and acts or omissions with respect to which the DGCL expressly provides that this provision shall not eliminate or limit such personal liability of Directors. Neither the modification or repeal of this paragraph (a) of Article NINTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of Directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

     (b) The Corporation shall indemnify each Director and each officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the By-Laws, and in furtherance hereof the Board of Directors is expressly authorized to amend the By-Laws from time to time to give full effect hereto, notwithstanding possible self-interest of the Directors in the action being taken. Neither the modification or repeal of this paragraph (b) of Article NINTH nor any amendment to the DGCL that does not have retroactive application shall limit the right of Directors and officers of the Corporation to indemnification hereunder with respect to any act or omission occurring prior to such modification, amendment or repeal.

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     TENTH: The Corporation shall not enter into any rights plan or rights agreement, other than the Rights Agreement of the Corporation dated as of March 31, 2000, without the approval of the holders of at least sixty-six and two thirds percent (66 2/3%) of all shares of each class of capital stock of the Corporation entitled to vote in the election of Directors, voting as a class.

     ELEVENTH: The Corporation shall not adopt or enter into any stock option, stock purchase, restricted stock, stock appreciation rights or other stock-based incentive or compensation plan, program or agreement involving the issuance of stock, other than (i) the Philip Services Corporation Stock Option Plan approved by the Corporation and in effect as of the "Effective Date" (as defined in the First Amended Joint Plan of Reorganization of Philip Services (Delaware), Inc., et al., dated September 21, 1999) to the extent provided therein on the Effective Date; (ii) stock options granted to, and the equity purchase and stock-based bonus rights of, the Chief Executive Officer of the Corporation pursuant to his employment agreement with the Corporation, dated as of August 25, 1999 to the extent provided therein as of on the Effective Date; (iii) a restricted stock or similar plan for the benefit of non-employee directors providing for the issuance of shares of the Corporation's stock in lieu of fees or retainers with a value not to exceed $10,000 per director per year (valued at the then-current market price of such stock on the principal stock exchange or quotation system on which such stock is then listed or traded); and (iv) any stock-based bonus plan for officers of the Corporation, not exceeding 30 percent of any such officer's base salary per year, based on the then-current market price of the Corporation's stock on the principal stock exchange or quotation system on which such stock is then listed or traded, as approved by the Board of Directors. The Corporation shall not effect any changes to the plan referred to in clause (i) immediately preceding. The Corporation shall not


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effect any changes to the agreement referred to in clause (ii) immediately preceding to the extent that such changes relate to the stock options, equity purchase or stock-based bonus rights referred to in such clause (ii).

     TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided however, that any amendment to Article Tenth of this Certificate of Incorporation shall require the approval of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all shares of capital stock of the Corporation entitled to vote in the election of Directors considered for the purposes of this Article Twelfth as one class.

     THIRTEENTH: The Corporation shall not be governed by Section 203 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 7th day of April, 2000.

                                        PHILIP SERVICES CORPORATION



                                        By:________________________________
                                           Name:
                                           Title: